Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-109528 dated March 15, 2004 and Form S-8 No. 333-107627 dated August 4, 2003) of Argan, Inc. and in the related Prospectuses of our report dated April 2, 2004, with respect to the consolidated financial statements of Argan, Inc. included in this Annual Report (Form 10-KSB) for the year ended January 31, 2004.

/s/ Ernst & Young LLP

McLean, Virginia
April 21, 2004